STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (hereinafter referred to as the "Agreement") is entered into this ____ day of March, 1999 by and among John B. Marsala an individual with an address of 40 Exchange Place, 8th Floor, New York, NY 10005, Steven L. Hirsch with an address of 651 Intracoastal Drive, Ft.Lauderdale FL 33304, Darryl S. Caplan with an address of 3000 Midlantic Dr. Suite 101 Mt. Laurel, NJ 08054 and Todd Sage with an address of 833 Rancocas Road, Mt. Holly, NJ 08060 (hereinafter referred to collectively as the "Sellers"), J.S. Transportation, Inc., a New Jersey corporation, located at 40 Exchange Place, 8th Floor, New York, NY 10005 (hereinafter referred to as the "Company") and New York Regional Rail Corporation, a Delaware corporation, located at 4302 First Avenue, Brooklyn, NY 11232 (hereinafter referred to as "Buyer").


                                   WITNESSETH:
         WHEREAS, Sellers are the owners of all of the issued and outstanding capital stock of the Company;
         WHEREAS, on February 25, 1999 the Company purchased from Robert G. Sage all of the issued and outstanding capital stock of a trucking company known as GM Trucking & Associates, Inc.;

         WHEREAS, on February 25, 1999 the Company purchased from Robert G. Sage the equipment utilized by GM Trucking & Associates, Inc. in the ordinary course of its business;
         WHEREAS, effective February 25, 1999 the Company began operating GM Trucking & Associates, Inc.;
         WHEREAS, Buyer desires to diversify its business operations by acquiring an ownership interest in a trucking operation; WHEREAS, Sellers desire to transfer fifty one percent (51%) of the issued and outstanding corporate stock of the Company and forty nine percent (49%) of the voting interest in the Company and Buyer desires to acquire fifty one percent (51%) of the issued and outstanding corporate stock of the Company and forty nine percent (49%) of the voting interest in the Company.
         NOW, THEREFORE, in consideration of the premises and of the mutual promises, covenants, representations and warranties herein contained, the parties hereto, intending to be legally bound by the terms hereof, covenant and agree as follows:

1. Sale and Purchase of Stock. Subject to the terms and conditions contained herein, on the Closing Date (as hereinafter defined) Sellers in reliance upon the representations and warranties of Buyer contained herein, shall sell to Buyer, and Buyer in reliance upon the representations and warranties of Seller contained herein, shall purchase from Sellers, fifty one percent (51%) of the issued and outstanding capital stock of the Company and forty nine percent (49%) of the voting interest in the Company.
2. Consideration. On the Closing Date, Buyer shall transfer to Sellers five million (5,000,000) unregistered shares of the class "A" common stock of New York Regional Rail Corporation (hereinafter referred to as the "Shares"). The Shares shall be restricted for a period of one year from the Closing Date. The Shares shall be registered with the Securities Exchange Commission (hereinafter referred to as the "SEC") when Buyer files its next Common Stock registration with the SEC or files to become a fully reporting company. On the Closing Date Buyer shall also transfer to the Company one hundred and fifty thousand dollars ($150,000) to be used only to reduce the debt of GM Transportation. In lieu of a cash transfer Seller has agreed to accept registered and unrestricted shares of Class "A" common stock of New York Regional Railroad valued at $150,000. The per share value shall be computed based upon the average closing price per share for the ten trading days prior to the Closing Date with a minimum per share value of fifteen cents ($ .15). Additionally, if during the period beginning March 1, 1999 through April 18, 1999 the Company produces transportation revenues in an amount equal to $90,000 or more during any 7 day period beginning on a Sunday through a Saturday Sellers are entitled to receive an additional two million (2,000,000) unregistered shares of the class "A" common stock of New York Regional Rail Corporation (hereinafter referred to as the "Bonus Shares"). Transportation Revenues shall be defined as those revenues less "tipping fees", if the "tipping fees" are not a straight pass through than the net difference shall be considered revenue for purposes of this section 2. The Bonus shares shall be transferred to Sellers within seven days of Sellers entitlement to the Bonus Shares. The Bonus Shares shall be restricted for a period of one year from the transfer date. The Bonus Shares shall be registered with the SEC when Buyer files its next Common Stock registration with the SEC or files to become a fully reporting company.

3. Representations, Warranties and Covenants of Sellers. Sellers represent, warrant and covenant to Buyer that:

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has full corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned or operated by it; is duly qualified to do business and is in good standing in each jurisdiction where, in the good faith judgment of the management of the Company, the conduct of its business or the ownership of its property and assets requires such qualification. A complete and correct copy of the Articles of Incorporation of The Company together with all amendments thereto, certified by the Secretary of State of Delaware, a complete and correct copy of the By-Laws of the Company together with all amendments thereto have been delivered to Buyer.
                  (b) The authorized capital stock of the Company consists solely of 2500 shares of Class A, no par, Common Stock. At Closing there will be 1000 shares in the aggregate issued, outstanding and owned by Sellers (hereinafter referred to as the "Sellers' Stock"). At Closing, all issued and outstanding shares will be fully paid and non-assessable and will have been issued in compliance with all applicable federal and state securities laws.
                  (c) On the Closing Date Sellers will be the sole registered, legal and beneficial owners of the Sellers' Stock and will have good and marketable title to the Sellers' Stock, free and clear of any pledges, claims, liens, assessments, encumbrances or restrictions of any nature whatsoever, including, without limitation, existing agreements, subscriptions, options, warrants, calls, commitments or rights of any nature granting to any party an interest in or right to acquire any of the outstanding capital stock of the Company now or at the Closing Date owned by Sellers.
                  (d) There are no outstanding securities of the Company which are convertible into shares of the Company and there exist no agreements, subscriptions, options, warrants, calls, commitments or rights to purchase shares of the Company or any such securities convertible into shares of the Company.
                  (e) Sellers have full power and authority or will obtain all approvals necessary for them to enter into this Agreement and to transfer 51% of Sellers' Stock to Buyer upon the terms and conditions set forth herein and to vest good and marketable title to 51% of the Sellers' Stock in Buyer and upon the sale and delivery of 51% of the Sellers' Stock on the Closing Date good and marketable title thereof, free and clear of any pledges, claims, liens, assessments, encumbrances or restrictions of any nature whatsoever, shall pass to and vest in Buyer.
                  (f)      Sellers have delivered to Buyer copies of:
(i) a copy of the Stock Purchase Agreement, with all exhibits appended thereto, between the Company and Robert G. Sage dated February 25, 1999.
(ii) a copy of the Installment Sale Agreement, with all exhibits appended thereto, between the Company and Robert G. Sage dated February 25, 1999.
(iii) a copy of the Escrow Agreement, with all exhibits appended thereto, between the Company and Robert G. Sage dated February 25, 1999.
                  (m) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby in the manner herein provided will:
(i) contravene any provision of the Articles of Incorporation or By-Laws of the Company;
(ii) violate, be in conflict with, constitute a default under, cause the acceleration of any payments pursuant to or otherwise impair the good standing, validity and effectiveness of any agreement, contract, indenture, lease or mortgage, or subject any properties or assets of the Company to any indenture, mortgage, contract, commitment or agreement (other than the present Agreement) to which Sellers or the Company is a party or to which Sellers or the Company is subject; or
(iii) violate any provision of law, rule, regulation, order, permit or license to which the Company is subject or pursuant to which the Company conducts its business.

                  (n) Neither Sellers nor the Company has offered, paid or agreed to pay, directly or indirectly, any money or anything of value to any individual who is an official or employee of any governmental agency, either federal or state, or any agency or instrumentality for the purpose of inducing that individual to use his or her influence to obtain or maintain business or any other benefit of the Company, nor has the Company made any political payment or contribution in contravention of law.
                  (o) Sellers represent that they will make available to the Company working loan capital in the amount of One Hundred Thousand Dollars ($100,000). These funds may be reduced by Seller by all funds contributed to the Company or GM Trucking from the date beginning March 1, 1999.
4. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers that:

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned or operated by it.
                  (b) Buyer has full corporate power and authority to enter into this agreement and to purchase and take title to 51% of the Sellers' Stock upon the terms and conditions set forth herein and to purchase 49% of the voting interest in the Company.
                  (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby in the manner herein provided will:
                                    (i) contravene any provision of the Articles of Incorporation or By-Laws of Buyer,
                                    (ii) violate, be in conflict with,
                                    constitute a default under, cause the
                                    acceleration of any payments pursuant to or otherwise impair the good standing, validity and effectiveness of any lease, license, permit, authorization or approval applicable to Buyer; or
                                    (iii) violate any provision of law, rule, regulation, order, or permit to which Buyer is subject or pursuant to which Buyer conducts its business.
                  (d) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by all necessary corporate action on the part of Buyer. (e) The Shares to be issued to Seller hereunder are duly authorized and, when issued to Seller in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

5. Conduct of Business of the Company Pending the Closing. Sellers represent, warrant, and covenant that from and after the date hereof to the Closing Date, except as otherwise contemplated by this Agreement, the Company will conduct its business solely in the ordinary course (including regular employee bonus programs) and will:
                  (a) not amend its Articles of Incorporation or By-Laws except as may be necessary to carry out this Agreement or as required by law;
                  (b) not issue any capital stock or other securities, enter into any contract, commitment or agreement to issue any capital stock or other securities of the Company or issue any warrants, rights or options to purchase or otherwise acquire any capital stock of the Company;
                  (c) not declare, authorize or make any distribution or dividend of cash, property or securities to any of its shareholders, directly or indirectly;
                  (d) not merge or consolidate with any other corporation or entity; sell, transfer or otherwise dispose of any priority or assets other than in the ordinary course of business; or acquire or agree to acquire or be acquired by any corporation, association, partnership, joint venture or other entity;
                  (e) not enter into any agreement not in the ordinary course of business or, without the prior written consent of Buyer, any agreement for the acquisition of additional operating authorities;
                  (f) not create, incur, assume or guarantee any indebtedness for money borrowed or create or suffer to exist any mortgage, lien or other encumbrance on any of its property or assets, real or personal, other than encumbrances on property and assets created in the ordinary course;

                  (g) not pay, discharge, compromise or otherwise satisfy any liability or obligation of the Company other than in the ordinary course of business and otherwise in accordance with this Agreement;
                  (h) not cancel, waive or modify any debts, claims or other rights owned by, or running in favor of, the Company;
                  (i) not make any capital expenditures or capital additions or betterments except such as may be involved in ordinary repairs, maintenance, and replacements; or
                  (j) not change any accounting principle or practice or the method of applying any such principle or practice.
                  (k) maintain the Company facilities, assets and properties in good operating repair, order and condition, reasonable wear and tear excepted;
                  (l)maintain in full force and effect insurance coverage of the types and in the amounts currently carried by the Company;
                  (m)maintain in full force and effect all agreements, contracts leases, licenses, permits, authorizations or approvals necessary for or related to the operation of the business of the Company and the truck-related business of GM Trucking & Associates, Inc. in all respects and places as such businesses are now conducted;
                  (n) use its best efforts to preserve the Company's business organization intact;
                  (o) provide Buyer the opportunity to be kept apprised of the activities of the management of the Company, and during normal business hours, with full access to all books, records, equipment, real estate, contracts and other assets of the Company and, insofar as the same are relevant to its truck-related assets, of GM Trucking & Associates, Inc.; make available to Buyer all such documents, copies of documents and records and information with respect to the affairs of the Company and the truck-related business of GM Trucking
                  & Associates, Inc. as Buyer may request and furnish to Buyer and Buyer's representatives copies of any working papers relating to such documents and records as Buyer shall from time to time request.
6. Board of Directors. The Board of Directors of the Company shall initially consist of five members. Sellers shall be entitled to designate three of the initial Directors and Buyer shall be entitled to designate two of the initial Directors.
7. The Closing. The Closing Date shall be not later than March 13, 1999 at 10:00am at the offices of John B. Marsala located at 40 Exchange Place, 8th Floor, New York, NY.
8.       Brokerage;   Expenses.   The  Sellers  and  the  Buyer   represent,
         warrant and covenant that all negotiations relative to this Agreement have been carried on by them directly without the intervention of any other person and Sellers will indemnify Buyer and/or the Company and hold each of them harmless against and in respect of any claim for brokerage or other fees or commissions relative to this Agreement or the transactions contemplated hereby. The Buyer agrees similarly to indemnify the Sellers as to any such claims made by any person, firm or corporation claiming through Buyer. Except as otherwise expressly provided in this Agreement, Seller and the Buyer agree to bear their respective expenses individually, each in respect of all expenses of any character incurred by it in connection with this Agreement or the transactions contemplated hereby.
9. Contents of Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and shall not be amended or terminated except by written instrument duly executed by each of the parties hereto. Any and all previous agreements or understandings between the parties regarding the subject matter hereof are superseded in their entirety by this Agreement.
10. Binding Effect and Assignees. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the parties and their respective heirs, personal representatives, successors and assigns. Neither Buyer nor Sellers shall assign their respective rights nor delegate their respective obligations hereunder to any person without the prior written consent of the other party hereto.

11. Notices. All notices, requests, demands, waivers, consents, approvals, or other communications which are required or permitted hereunder shall be in writing and delivered personally or by register or certified mail, postage prepaid, as follows:
                  If to Buyer:
                           Robert R. Crawford
                           4302 First Avenue
                           Brooklyn, NY 11232

                  If to Sellers:
                           John B. Marsala
                           40 Exchange Place
                           8th Floor
                           New York, NY 10005



         Or at such other address as the party entitled to receive such notice may, from time to time, specify.
12.      Shareholder   Distributions.   Shareholder  distributions  will  be
         made  in  accordance  with  the  Monthly  Profit Distribution
         Agreement a copy of which is appended hereto as Exhibit "A".
13. New Jersey Law to Govern. This Agreement shall be governed as to its validity, interpretation and effect by the laws of the State of New Jersey.
14. Section Headings. All section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.
15. Exhibits. All Exhibits referred to in this Agreement are intended to be and are hereby specifically incorporated by reference herein.
16. Further Actions and Assurances. The parties hereto shall execute and deliver such additional documents and shall cause such further and additional action to be taken, either before or after the Closing Date, which may be required or, in the judgment of the parties, necessary or desirable to effect or evidence the provisions of this Agreement and the transactions contemplated hereby.
17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of such counterparts together shall constitute but one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.
                                                       SELLERS



                                                   -----------------------------
                                                       John B. Marsala


                                                  ------------------------------
                                                       Steven L. Hirsch



                                                  ------------------------------
                                                       Darryl S. Caplan



                                                  ------------------------------
                                                       Todd Sage


                                                       BUYER

                                              New York Regional Rail Corporation


                                                     ---------------------------
                                                Robert Bentley, Acting President